UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2006
Celtron International, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation)	000-28739 (Commission File Number)	91-1903590 (I.R.S. Employer Identification No.)
6779 Mesa Ridge Road
San Diego, California 92121
(Address of principal executive offices)
Registrant’s telephone number, including area code:
877-437-4199
939 University Avenue, San Diego, California 92103
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-(4)(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The Registrant’s Press Release of February 17, 2006, attached as Exhibit 99.1, is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
On February 14, 2006, the Registrant entered into a credit arrangement with The Aston Organization, Ltd. (“Aston”) and Zirk Engelbrecht (“Engelbrecht”) pursuant to the terms and conditions set forth in that certain Convertible Promissory Note (the “Note”) between the Registrant and Aston. Pursuant to the terms of the Note, Aston and Engelbrecht have agreed to make loans to the Registrant upon the Registrant’s request in an aggregate amount of up to $2,000,000. The Note provides Aston and/or Engelbrecht the right to convert the aggregate amount of principal and interest of the Note at any time or from time to time into shares of the Registrant’s Common Stock at a conversion rate of $0.20 per share. The interest on the aggregate principal amount outstanding from time to time is 8.5% per year. The maturity date of the Note is December 31, 2006. Aston is a California corporation not formed for the purpose of acquiring the Note. Both Aston and Engelbrecht qualify as accredited investors as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Act”), and the offer and sale of the Note to Aston and Engelbrecht is a transaction exempt from registration pursuant to Rule 506 of Regulation D of the Act.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On February 15, 2006, the Registrant’s Board of Directors appointed Zirk Engelbrecht as a member of the Board of Directors to serve as Chairman of the Board of Directors. The Registrant’s Board of Directors did not assign Mr. Engelbrecht to any Committee of the Board of Directors at the time of his appointment.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 21, 2006

CELTRON INTERNATIONAL, INC.
By:	/s/ Kenneth Dixon

Kenneth Dixon
Chief Executive Officer